Consolidated Interim Financial Statements

(Expressed in Canadian dollars)

LINGO MEDIA INC.

March 31, 2007 and 2006

(Unaudited)

The Consolidated Interim Balance Sheet of Lingo Media Inc. as at March 31, 2007 and the Consolidated Interim Statements of Operations, Deficits and Cash Flows for the three months then ended have not been reviewed by the Company’s auditors. These financial statements are the responsibility of the management and have been reviewed and approved by the Company’s Audit Committee.

LINGO MEDIA INC.

March 31, 2007 and 2006

(Expressed in Canadian dollars)

(Unaudited)

LINGO MEDIA INC.

Consolidated Interim Balance Sheets

(Expressed in Canadian dollars)

(Unaudited)

	March 31 2007	December 31 2007

Assets

Current assets:
Cash	$ -	$ 73,169
Short term investment	150,000	150,000
Accounts and grants receivable (note 2)	251,805	304,924
Inventory	172,631	154,276
Prepaid and sundry assets	185,781	130,573
	949,750	812,942

Investment and advances (note 3)	182,520	182,520
Deferred costs (note 3)	157,419	157,419
Property and equipment, net	73,348	77,304
Development costs, net	350,037	343,308
Future Income Taxes	189,534	189,534
Goodwill	1,121,131	1,121,131
	$ 2,834,205	$ 2,884,158

Liabilities and Shareholders' Equity

Current liabilities:
Bank Indebtness	$ 16,701	$ -
Bank loans (note 4)	485,000	485,000
Accounts payable	579,598	526,491
Accrued liabilities	91,329	148,578
Unearned revenue	177,778	-
	1,350,553	1,160,069

Loans payable (note 5)	347,541	347,541

Shareholders' equity:
Capital stock (note 6(a))	5,033,656	5,028,656
Contributed surplus	342,447	325,293
Deficit	(4,287,075)	(3,977,401)
	1,089,028	1,376,548

Commitments
	$ 2,834,205	$ 2,884,158

See accompanying notes to consolidated interim financial statements.

Approved on behalf of the Board:

Director

Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2007	2006

Deficit, beginning of period	$ (3,977,402)	$ (3,228,477)

Net loss for the period	(309,674)	(309,640)

Deficit, end of period	$ (4,287,075)	$ (3,538,117)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2007	2006
Revenue	$ 667,533	$ 2,397
Direct costs	139,573	1,235
Margin	527,960	1,162
Expenses:
General and administrative	770,319	178,927
Amortization	20,718	66,268
Interest and other financial expenses	29,442	3,282
Stock-based compensation	17,154	62,325

	837,633	310,802

Loss before income taxes and other taxes	(309,674)	(309,640)

Income taxes and other taxes	-	-

Net loss for the period	(309,674)	(309,640)

Loss per share	$ (0.01)	$ (0.01)

Weighted average number of
common shares outstanding	29,590,941	26,070,589

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2007	2006

Cash flows provided by (used in):
Operations:
Net loss for the period	$ (309,674)	$ (309,640)
Items not affecting cash:
Amortization of property and equipment	4,120	2,401
Amortization of development costs	16,598	46,199
Amortization of acquired publishing content	-	17,668
Stock-based compensation	17,154	62,325
Change in non-cash balances related to operations:
Accounts and grants receivable	52,955	(45,208)
Inventory	(18,355)	640
Prepaid and sundry assets	(55,208)	10,469
Accounts payable	53,107	83,056
Accrued liabilities	(84,733)	(22,653)
Unearned revenue	177,778	123,000
Cash used by operating activities	(118,773)	(31,743)

Financing:
Increase in bank loans	-	20,000
Increase (decrease) in loans payable	47,230	(48,937)
Issuance of capital stock	5,000	2,945
Cash provided by financing activities	52,230	(25,992)

Investing:
Purchase of property and equipment	-	(1,707)
Deferred costs	-	(15,620)
Development costs	(23,327)	(54,496)
Cash used in investing activities	(23,327)	(71,823)

Increase / (decrease) in cash	(89,870)	(129,558)
Cash, beginning of period	73,169	144,337
(Bank indebtness) cash, end of period	$ (16,701)	$ 14,779

Lingo Media Inc. (the "Company or Lingo Media") develops, publishes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China.  In addition, through its subsidiary, A+ Child Development (Canada) Ltd., the Company specializes in early childhood cognitive development programs, through the publishing and distribution of educational materials along with its proprietary curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto.

1.    Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2007.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of March 31, 2007 and the results of operations and cash flows for the three months ended March 31, 2007 and 2006.

2.       Accounts and grants receivable:

    Accounts and grants receivable consist of:

	March 31, 2007	December 31, 2006
Trade receivables	$ 214,104	$ 285,141
Grants receivable (note 12)	37,701	19,783
	$ 251,805	$ 304,924

3.   Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. (“Jintu”).  Jintu will continue Sanlong’s recently launched direct-to-consumer business of distributing educational newspapers and product extensions located in Shijiazhuang, Hebei Province, China. Under the JV Agreement, Lingo Media will invest approximately $365,000 (¥2,550,000 RMB) for its 51% share of Jintu. The closing is subject to government approval in China.

Pursuant to the June 2005 agreement, as at March 31, 2007 the Company advanced funds for working capital to Sanlong through a trust of $182,520, included in investment and advances, with a view to establishing Jintu and incurred $157,419 in expenditures, included in deferred costs,  related to pre-operating costs.  Upon commencement of the joint venture, the investment and advances will be converted into Lingo Media’s share of registered capital of the joint venture and these advances and investment is non refundable.

4.      Bank loans:

	March 31 2007	December 31 2006

Line of credit of $150,000 bearing interest at prime plus 2.5% per annum, due on demand and secured by the Company’s accounts receivable from customers in China, which in turn are secured by the Export Development Corporation.

	$ 125,000	$ 135,000
Operating loan of $500,000 bearing interest at prime plus 2% per annum and secured by a charge on all assets including inventory and accounts receivables.	360,000	350,000
	$ 485,000	$ 485,000

The terms of the operating loan require that certain measurable covenants be met.  As at March 31, 2007, the Company was in violation of certain covenants.  As the operating loan is currently presented as a current liability no additional adjustment is required.

5.      Loans payable:

Loans payable consists of the following:

	March 31	December 31
	2007	2006

Loan payable, due to a shareholder, is interest bearing
at 12% per annum and is due on August 31, 2008	$ 51,306	$ 7,541

Loan payable, due to a non-related party, is interest
bearing at 12% per annum payable monthly and is
secured by a general security agreement and is due on
August 31, 2008	343,465	340,000
	394,771	347,541

Less: Current portion	-	(101,929)

	$ 394,771	$ 347,541

6.       Capital stock:

(a)

Issued

	Common Shares
	Number	Amount
Balance, January 1, 2007	32,578,170	$ 5,028,656
Issued:
Option exercised	50,000	5,000
Balance, March 31, 2007	32,628,170	$ 5,033,656

(b)

Options

	Weighted
	Number of	Average
	Options	Exercise Price

Outstanding, January 1, 2007	1,929,437	$ 0.19
Exercised	(50,000)	0.10
Issued	1,650,000	0.10

Outstanding, March 31, 2007	3,529,437	$ 0.15

Options exercisable, March 31, 2007	2,128,933	$ 0.18

7.    Government grants:

Included as a reduction of general and administrative expenses are government grants of $28,750 (2006 – $35,392), relating to the Company's publishing projects in China and Canada.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

8.    Segmented information:

The Company operates two distinct reportable business segments as follows:

English Language Learning: The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China and in Canada.

Early Childhood Development: The Company specializes in early childhood cognitive development programs, through the publishing and distribution of educational materials along with its unique curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto.

	English Language Learning	Early Childhood Development	Total
Revenue	$ 587	$ 666,946	$ 667,533
Cost of Sales	235	139,338	139,573
Margin	$ 352	$ 527,608	$ 527,960

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

	March 31, 2007	December 31, 2006

Canada	$ 667,533	$ 2,397
China	-	-

	$ 667,533	$ 2,397

The majority of the Company’s identifiable assets are located as follows:

	March 31, 2007	December 31, 2006

Canada	$ 2,634,984	$ 2,768,399

China	182,520	182,520

	$ 2,817,504	$ 2,950,919

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

	March 31	March 31
	2007	2006

Loss for the period - Canadian GAAP	$(309,674)	$(309,640)
Impact of United States GAAP and
adjustments:
Amortization of development costs (a)	16,598	26,310
Deferred costs (d)	-	(15,620)
Loss for the period - United States GAAP	$(293,076)	$(298,950)

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	March 31	March 31
	2007	2006
Shareholders' equity - Canadian GAAP	$1,089,028	$1,376,548
Development costs	(121,005)	(121,005)
Compensation expense	(243,250)	(243,250)
Deferred costs	(157,419)	(157,419)
Shareholders' equity - United States GAAP	$567,354	$963,774